Exhibit 99.1

IMMEDIATE RELEASE

POOL CORPORATION ANNOUNCES AN INCREASE IN ITS SHARE REPURCHASE PROGRAM TO A TOTAL AUTHORIZATION OF $600 MILLION, A QUARTERLY CASH DIVIDEND INCREASE
AND 2022 ANNUAL MEETING OF STOCKHOLDERS VOTING RESULTS
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COVINGTON, LA. (May 4, 2022) - Pool Corporation (Nasdaq/GSM:POOL) announced today that its Board of Directors (the Board) has authorized an additional $196.2 million under its existing share repurchase program for the purchase of the company’s common stock in the open market at prevailing market prices. This amount adds to the $403.8 million remaining under its existing authorization as of May 3, 2022, bringing its total authorization available to $600.0 million.

The company also announced that the Board has declared a quarterly cash dividend of $1.00 per share, a 25% increase over the previous quarterly dividend amount of $0.80 per share. The dividend is payable on May 27, 2022 to stockholders of record on May 16, 2022. As of May 3, 2022, there were 40,024,923 shares of common stock outstanding.

Mr. Stokely, Chairman of the Board, commented, “I am proud to serve a company with a long-standing history of providing exceptional returns to shareholders. POOLCORP’s steady, consistent growth, backed by its experienced, strategically-minded management team, allows the company to extend the tradition of returning cash to shareholders through dividends and share repurchases. Today marks the 17th time that POOLCORP has increased its quarterly dividend payment since 2004. Our ability to share these returns demonstrates the stability of our core operating fundamentals, solid demand of our customers and stable management of our business.”

At POOLCORP’s Annual Meeting of Stockholders on May 3, 2022, stockholders elected Peter D. Arvan, Martha “Marty” S. Gervasi, Timothy M. Graven, Debra S. Oler, Manuel J. Perez de la Mesa, Harlan F. Seymour, Robert C. Sledd, John E. Stokely and David G. Whalen to serve as directors for the ensuing year.

The voting results on the other proposals for this year’s meeting are as follows:
▪ratification of the retention of Ernst & Young LLP as independent registered public accounting firm of the company for the 2022 fiscal year; and
▪approval of the compensation of the company’s named executive officers as disclosed in the Proxy Statement (the advisory say-on-pay vote).

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 415 sales centers in North America, Europe and Australia through which it distributes more than 200,000 national brand and private label products to roughly 120,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including impacts on our business from the COVID-19 pandemic and the extent to which home-centric trends will continue, accelerate or reverse, the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOLCORP’s 2021 Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the Securities and Exchange Commission (SEC).

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com